Exhibit 10.28

Confidential	EXECUTION VERSION
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is dated and entered into as of February 14, 2006 by and between SIRION THERAPEUTICS, INC., a North Carolina corporation (“Borrower”), and PHARMABIO DEVELOPMENT INC., a North Carolina corporation (“Lender”).
BACKGROUND
     WHEREAS, Borrower has requested certain credit facilities and Lender is willing to extend such credit facilities to Borrower, subject to and upon the terms and conditions of this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A attached hereto and incorporated herein by reference.
ARTICLE II
Amount and Terms of Loan
     2.1 Advances.
          (a) Subject to and upon the terms and conditions set forth herein, Lender agrees, at any time and from time to time, from and after date hereof and prior to December 31, 2006 (the “Maturity Date”), to make advances (each an “Advance” and collectively the “Advances”) to Borrower at such times and in such amounts as Borrower shall request pursuant to this Agreement, up to an aggregate principal amount of Five Million Dollars ($5,000,000) (the “Commitment”) in lawful money of the United States of America in immediately available funds. The Commitment shall become available to Borrower only as follows:
(i)	Two Hundred Fifty Thousand Dollars ($250,000) of the Commitment shall be available on the date hereof;

(ii)	Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) shall be available upon the occurrence of Milestone One, at which point the Commitment shall equal an aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), subject to the terms and conditions of this Agreement. “Milestone One” shall mean the earlier to occur of (A) the consummation by Borrower of a Licensing Transaction (as defined below) that provides for the payment by Borrower of aggregate up-front consideration (i.e., fees payable upon consummation as compared, for example, with milestone, royalty or similar payments) in excess of One Million Dollars ($1,000,000), or (B) the consummation by Borrower of at least two Licensing Transactions, without regard to the amount of up-front consideration. For purposes of this Agreement, a “Licensing Transaction” shall mean a transaction, approved by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender), by which Borrower licenses, controls or otherwise gains rights to a Product.

(iii)	Upon the occurrence of Milestone One and Milestone Two, an additional Two Million Five Hundred Thousand Dollars ($2,500,000) shall be available, at which point the Commitment shall equal an aggregate principal amount of Five Million Dollars ($5,000,000), subject to the terms and conditions of this Agreement. “Milestone Two” shall mean the earlier to occur of (A) the consummation by Borrower of two or more Licensing Transactions that collectively provide for the payment by Borrower of aggregate up-front consideration in excess of Two Million Dollars ($2,000,000), or (B) the consummation by Borrower of at least four Licensing Transactions, without regard to the amount of up-front consideration.
          (b) Notwithstanding anything to the contrary herein, Lender shall have no obligation to make any Advances in excess of the $250,000 aggregate amount specified in Section 2.1(a)(i) above unless and until Lender’s investment committee shall have approved the availability of each of the Commitment amounts under Section 2.1(a)(ii) and Section 2.1(a)(iii). Lender agrees to use commercially reasonable efforts to obtain such approval promptly after the date hereof.
          (c) Borrower may use the Commitment, as in effect from time to time, on a revolving basis by borrowing Advances, repaying the Advances in whole or in part, and reborrowing, all in accordance with the terms and conditions of this Agreement. The aggregate outstanding amount of the Advances at any time shall not exceed the Commitment as in effect at such time. If at any time, the aggregate outstanding principal amount of the Advances exceeds the Commitment, Borrower shall immediately pay to Lender the amount of such excess in immediately available funds.

          (d) Each Advance shall be a principal amount of a loan, evidenced by the Note referred to below.
     2.2 Use of Proceeds. Borrower will use the Advances only for Licensing Transactions or for company operations and working capital purposes (a) consistent with Borrower’s budget as approved by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender), or (b) otherwise as approved by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender).
     2.3 Notices of Advances; Disbursement of Funds.
          (a) Whenever Borrower desires to obtain an Advance, Borrower shall give to Lender a written notice of the requested Advance, signed by an authorized officer of Borrower (each a “Notice of Advance”), and received no later than 1:00 p.m. United States Eastern Time ten (10) Business Days before the day on which Borrower desires the Advance to be made. The Notice of Advance shall specify: (i) the aggregate principal amount of the Advance to be made; (ii) the date on which Borrower desires the Advance to be made, which date shall be a Business Day; and (iii) an account of Borrower to which the Advance shall be directed and wire transfer instructions. The giving of each Notice of Advance shall constitute a representation and warranty by Borrower to Lender that the conditions precedent set forth in Section 3.2 have been satisfied.
          (b) Whenever Borrower desires to obtain an Advance, Lender shall make available to Borrower, at the account of Borrower specified to Lender, not later than 2:00 p.m. United States Eastern Time on the date specified in the applicable Notice of Advance the aggregate amount of such requested Advance, subject to terms and conditions of this Agreement. Each such amount shall be an Advance under this Agreement and the Note referred to below. Each Notice of Advance requesting an Advance shall be irrevocable when sent by Borrower, unless otherwise agreed by Lender.
          (c) The amount of each Advance shall not be less than the lesser of (i) Two Hundred Fifty Thousand Dollars 250,000 or (ii) the entire principal amount remaining under the Commitment at the date of such Advance.
          (d) Notwithstanding anything to the contrary contained herein, unless otherwise determined by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender), subject to Section 2.1(b),
               (i) if Milestone One shall have occurred and any Commitment amount remains available under Section 2.1(a)(ii) as of the first closing of a Qualified Financing (the “Remaining Milestone One Amount”), then (A) immediately prior to such closing, the Borrower shall be deemed to have received an Advance in an amount equal to the Remaining Milestone One Amount (which amount shall be converted as described in Section 2.6), and (B) promptly following such closing, Lender shall make available to Borrower, at the account of Borrower specified to Lender, an amount equal to the Remaining Milestone One Amount; and
               (ii) if Milestone Two shall have occurred and any Commitment amount remains available under Section 2.1(a)(iii) as of the first closing of a Qualified Financing (the “Remaining Milestone Two Amount”), then (A) immediately prior to such closing, the Borrower shall be deemed to have received an Advance in an amount equal to the Remaining Milestone Two Amount (which amount shall be converted as described in Section 2.6), and (B) promptly following such closing, Lender shall make available to Borrower, at the account of Borrower specified to Lender, an amount equal to the Remaining Milestone Two Amount.
     2.4 Note and Security Agreement. Borrower’s obligation to pay the principal of, and interest on, the Advances made by Lender shall be evidenced by a single promissory note (the “Note”) duly executed and delivered by Borrower in the form of Exhibit B attached hereto and secured by a security interest under the security agreement the parties are entering into contemporaneously with this Agreement (the “Security Agreement”). All Advances made by Lender to Borrower, and all payments in respect thereof, shall be recorded by Lender and shall be set forth on the grid attached to the Note. Failure to make any such notation on such grid, however, shall not affect Borrower’s obligations in respect of such Advances.
     2.5 Repayment; Interest; Reduction of Commitment.
          (a) Unless converted earlier as set forth below, Borrower shall pay the aggregate outstanding principal amount of, and all accrued interest on, all Advances on or before the Maturity Date, unless any such amount becomes due and payable sooner pursuant to the provisions of this Agreement. Borrower may prepay any Advance or any accrued interest on Advances at any time and from time to time without penalty, on the following terms and conditions: (i) Borrower shall give Lender at least three (3) Business Days’ prior written notice of its intent to prepay and of the amount of the prepayment, (ii) the prepayment shall have been approved by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender), and (iii) each prepayment shall not be less than the lesser of $250,000 all principal and accrued interest then outstanding.
          (b) Borrower agrees to pay interest in respect of the outstanding principal amount of each Advance from the date the proceeds are made available to Borrower until repaid. Interest on the outstanding principal amount of each Advance shall accrue and be payable at a rate per annum equal to eight percent (8%), or, if less, the maximum rate permitted by Law (the “Base Rate”). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
          (c) Accrued interest shall be due and payable upon any payment of principal, on the amount paid.
          (d) The outstanding principal amount of an Advance or any accrued interest amounts thereon that are not paid when due shall accrue interest on a daily basis at the lesser of

(i) three percent (3%) in excess of the Base Rate, or (ii) the maximum rate permitted by Law, such accrual beginning on the date payment is due and continuing until the date payment is made in full.
          (e) All payments of principal and interest described above shall be made to Lender in lawful money of the United States of America in immediately available funds at such place or account as Lender may designate from time to time.
          (f) If Borrower’s rights with respect to any Product are terminated pursuant to the terms and conditions of the agreements governing the applicable Licensing Transaction, then such Licensing Transaction shall be treated as if it had never been consummated for purposes of determining whether Milestone One or Milestone Two have occurred. If pursuant to the preceding sentence Milestone One or Milestone Two shall be determined not to have occurred, then the Commitment automatically shall be deemed reduced effective as of the date that Borrower’s rights with respect to the applicable Product were terminated.
     2.6 Automatic Conversion.
          (a) Notwithstanding anything to the contrary contained herein, unless otherwise determined by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender), all outstanding principal amounts of Advances and any accrued but unpaid interest amounts thereon will automatically be converted upon the first closing of a Qualified Financing into the type of New Securities offered in such Qualified Financing and Lender’s obligation to make Advances hereunder shall be terminate.
          (b) The number of shares of New Securities into which such principal and interest shall be converted shall be determined as described in this Section 2.6(b).
               (i) If the pre-money valuation of Borrower in connection with the Qualified Financing is equal to or less than three times the aggregate outstanding principal of, and accrued but unpaid interest on, all Advances, then such principal and interest shall be converted into that number of shares of New Securities that on an as-converted to Common Stock basis (i.e., as if the New Securities were converted to Common Stock based on the conversion rate of the New Securities) when added to the aggregate Fully-Diluted Common Stock immediately before the first closing of such Qualified Financing (such sum, the “Pre-Money Fully-Diluted Common Stock”) would be equal to the Applicable Percentage of the Pre-Money Fully-Diluted Common Stock. “Applicable Percentage” means the greater of (A) sixty percent (60%) or (B) that percentage equal to (x) the aggregate outstanding principal of all Advances and accrued interest thereon divided by (y) the pre-money valuation of Borrower in connection with the Qualified Financing.
               (ii) If the pre-money valuation of Borrower in connection with the Qualified Financing is greater than three times the aggregate outstanding principal of, and accrued but unpaid interest on, all Advances, then such principal and interest shall be converted into that number of shares of New Securities that on an as-converted to Common Stock basis would be equal to fifty percent (50%) of the Pre-Money Fully-Diluted Common Stock.
          (c) Borrower will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, recapitalization, reclassification, merger, consolidation, transfer of assets, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Section 2.6, but will at all times in good faith assist in carrying out all the provisions of this Section 2.6 and in taking all such action as be necessary or appropriate in order to protect the rights of Lender against impairment.
          (d) Borrower shall, as soon as reasonably practicable after the first closing of a Qualified Financing issue and deliver to Lender a certificate or certificates for the number of shares of New Securities to which Lender is entitled upon conversion pursuant to this Section 2.6.
     2.7 Alternative Milestone Payment. If Milestone Two shall not have occurred by the first closing of a Qualified Financing, then promptly following the occurrence of Milestone Two, Lender shall make available to Borrower, at the account of Borrower specified to Lender, an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that Lender’s obligation under this Section 2.7 shall terminate if Milestone Two shall not have occurred by December 31, 2007, and, provided further, that Lender shall have no obligation under this Section 2.7 unless and until Lender’s investment committee shall have approved the availability of either the Commitment amount under Section 2.1(a)(iii) or the milestone payment under this Section 2.7. For the avoidance of doubt, the Parties acknowledge that the milestone payment under this Section 2.7 is in lieu of Advances that Borrower might have received with respect to the Commitment amount under Section 2.1(a)(iii) had Milestone Two occurred before consummation of a Qualified Financing.
ARTICLE III
Conditions Precedent
     3.1 Initial Conditions Precedent to Lender’s Obligations. The obligation of Lender to perform its obligations under this Agreement is subject to the condition precedent that Lender shall have received from Borrower on the date hereof a certificate, executed by the appropriate officer of Borrower and dated as of the date hereof, together with and certifying (i) a copy of the Articles of Incorporation of Borrower, as amended and in effect as of the date hereof; (ii) a copy of the Bylaws of Borrower, as amended and in effect as of the date hereof; (iii) a copy of the resolutions of the Board of Directors of Borrower authorizing the execution and delivery of the Transaction Documents and the performance by Borrower of the Transactions as in full force and effect as of the date hereof; (iv) that the representations and warranties contained in ARTICLE IV are true and correct as of the date hereof; (v) that Borrower has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to the date hereof; and (vi) that no event has occurred and is continuing that constitutes an

Event of Default (as defined in Section 7.1 hereof) or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     3.2 Conditions Precedent to All Advances. The obligation of Lender to make each Advance shall be subject to the further conditions precedent that, on the date of such Advance:
          (a) the representations and warranties contained in ARTICLE IV are true and correct in all material respects on and as of the date of such Advance (except that those representations and warranties which are qualified as to material, materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects), before and after giving effect to such Advance, as though made on and as of such date;
          (b) Borrower shall have performed, satisfied and complied with all covenants, agreements and conditions required under the Transaction Documents to be performed, satisfied or complied with on or prior to the date of such Advance;
          (c) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and
          (d) all principal amount of Advances, accrued interest or commitment fees under this Agreement, which are due and payable at the time of such Advance, if any, shall have been paid in full.
ARTICLE IV
Representations and Warranties
     Borrower hereby represents and warrants to Lender as follows:
     4.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and Borrower is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify has not had, or would not reasonably be expected to have, a Material Adverse Effect. Borrower does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, joint venture, association, or other business entity. Borrower has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted.
     4.2 Authority and Consents. Borrower has all necessary corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents and consummation of the Transactions have been duly authorized by all necessary corporate action on the part of

Borrower and no other corporate proceedings on the part of Borrower are necessary to authorize the Transaction Documents or to consummate the Transactions. The Transaction Documents have been duly and validly executed and delivered by Borrower and constitute valid, legal and binding agreements of Borrower, enforceable against Borrower in accordance with their respective terms. No consent, authorization or order of, or filing or registration with, any Governmental or Regulatory Authority is required to be obtained or made by Borrower for the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. Neither the execution, delivery and performance of the Transaction Documents by Borrower nor the consummation by Borrower of the Transactions will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Borrower; (b) violate any Law applicable to Borrower or the Transactions; or (c) result in the creation of any Lien upon any assets of Borrower pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound.
     4.3 Capitalization. The authorized capital stock of the Company consists of (i) one million (1,000,000) shares of Common Stock, of which One Hundred Thousand (100,000) shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Susan Benton (25,000 shares), Phillipe Boulangeat (25,000 shares), Barry Butler (25,000 shares), and Dr. Roger Vogel (25,000 shares). There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock other than the rights created by the Transaction Documents. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to the Company’s Articles of Incorporation or any agreement to which the Company is a party, there are no rights of any Person to require the Company to purchase securities of the Company held by such Person, and there is no agreement or restriction (such as a right of first refusal, right of first offer, proxy, voting trust or voting agreement) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) other than the rights created by the Transaction Documents.
     4.4 Absence of Undisclosed Liabilities. No Debt is outstanding with respect to or owed by Borrower. On the date hereof, Borrower does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, arising out of transactions entered into, or any state of facts existing on or prior to the date of this Agreement that would be required under GAAP to be reported on the balance sheet of Borrower, other than liabilities and obligations arising in connection with the Transactions.
     4.5 No Defaults. Borrower is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default or default, as defined in such documents or instruments, on the part of Borrower, and, to Borrower’s knowledge, no other party to any such documents or instruments is in default thereunder in any respect.
     4.6 Contracts and Other Commitments. On the date hereof, Borrower does not have and is not bound by any contract, agreement, mortgage, deed of trust, lease, franchise, license, indenture, commitment, or other instrument, written or oral, absolute or contingent.
     4.7 No Litigation or Other Actions. There are no legal or governmental actions, suits, proceedings or investigations pending or, to Borrower’s knowledge, threatened to which Borrower is or may be a party or of which property owned, licensed or leased by Borrower is or may be the subject. Borrower is not a party to or subject to the provisions of any material injunction, judgment, decree or order of any Governmental or Regulatory Authority.
     4.8 Properties and Assets. Borrower has valid title to all the properties and assets used or held for use in its business, subject to no Lien of any kind except those under the Security Agreement or those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by Borrower. Borrower holds its leased properties under valid and binding leases. Borrower does not own any registered Intellectual Property. Borrower has not received notice or other communication of any actual, alleged, or potential infringement, misappropriation or unauthorized use of Intellectual Property owned or used by any other person.
     4.9 Compliance with Laws. Borrower has been and is in compliance in all material respects with all applicable Laws in respect of the conduct of its business, the ownership of its properties and all Products. Borrower has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
     4.10 Taxes. Borrower has filed all federal, state, local and foreign income and other tax returns required to be filed by it and has paid or accrued all taxes shown as due thereon, except where failure to do so would not reasonably be expected have a Material Adverse Effect, and Borrower has no knowledge of a tax deficiency which has been or might be asserted or threatened against it.
     4.11 Key Personnel. As of the date hereof, Susan Benton, Phillipe Boulangeat, and Barry Butler are employees of Borrower. As of the date hereof, no officer, consultant or key employee of Borrower has terminated or, to the knowledge of Borrower, has any present intention of terminating his or her employment or engagement with Borrower.
     4.12 FDA Matters. Neither Borrower nor any officer, consultant or key employee of Borrower has (a) been debarred by the FDA; (b) been debarred, excluded, suspended, or otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid or in federal procurement and non-procurement programs; (c) been a party to a settlement, consent, or similar agreement with the FDA, Office of Inspector General, or U.S. District Attorney regarding the promotion or marketing of any pharmaceutical product; or (d) been convicted of violating any applicable Laws as a result of its promotion or marketing of any pharmaceutical product.
     4.13 Disclosure. Borrower understands and confirms that Lender will rely on the foregoing representations in effecting the Transactions. All disclosure provided to Lender regarding Borrower, its business and the Transactions, including the representations in this Agreement, furnished by or on behalf of Borrower, taken together in the aggregate, are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No material event or circumstance has occurred or information exists with respect to Borrower or its condition (financial or otherwise), properties, business, prospects, or results of operations, which has not been disclosed to Lender.
ARTICLE V
Covenants of Borrower
     So long as any of the Advances or other obligations of Borrower under this Agreement shall remain unpaid or outstanding or Lender shall have any Commitment hereunder, Borrower shall comply with the following covenants:
     5.1 Compliance with Licensing Transaction Agreements. Borrower shall perform and fulfill all of its obligations, and shall cause its Subsidiaries, if any, to perform and fulfill all of their respective obligations under each of the agreements related to any Licensing Transaction as necessary to maintain Borrower’s and its Subsidiaries’ respective rights in such agreements in full force and effect in all material respects. Borrower shall provide written notice to Lender within five (5) Business Days of Borrower’s or any of its Affiliate’s receipt of any notice from any other parties to any of the agreements described in the preceding sentence proposing or threatening to terminate any such agreement. Borrower shall use commercially reasonable efforts to ensure that all agreements related to any Licensing Transaction do not include any terms or conditions that prohibit or restrict (a) Borrower granting a security interest in Borrower’s rights thereunder, (b) assignment by Borrower of such agreements to Borrower’s Affiliates, or (c) any change of control of Borrower (or Affiliate assignee of Borrower).
     5.2 Notice of Events of Default and Certain Other Events. Borrower agrees to provide prompt (but in any case not later than three (3) Business Days after any such event) written notice to Lender of the occurrence of any Event of Default, or any litigation, governmental proceeding or investigation or other event that would reasonably be expected to have a Material Adverse Effect.
     5.3 FDA Correspondence. Borrower agrees to promptly (and in any case not later than three Business Days after submission or receipt) provide to Lender copies of material correspondence to or from the FDA related to any Product including, without limitation, any FDA action letters. Additionally, Borrower shall use commercially reasonable efforts to keep

Lender informed of, and provide copies of material data and other primary documents regarding, all material Product developments, including, clinical trial results, other regulatory communications, Intellectual Property status, prescription and net sales data, and manufacturing and supply information.
     5.4 Compliance. Borrower shall comply in all material respects with all applicable Laws in respect of the conduct of its business, the ownership of its properties and all Products. Borrower shall maintain in full force and effect all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     5.5 No Grant of Rights. Borrower will not grant any right to any third party that would conflict with the rights granted to Lender hereunder or enter into any agreement that would impair its ability to perform its obligations under this Agreement.
     5.6 Maintenance of Insurance. Borrower shall at all times maintain insurance in full force and effect with sound and reputable insurance companies of the types and in the amounts that Borrower reasonably believes is adequate for its business, including, but not limited to, insurance covering product liability and all real and personal property owned, licensed or leased by Borrower against all risks customarily insured against by similarly situated companies.
     5.7 Debt. Without the prior written consent of Lender, Borrower shall not create or incur or allow to be created, incurred or exist any Debt, except Debt which is junior and subordinate in right of payment to the Obligations (such Debt being referred to herein as “Junior Debt”), so long as prior to the creation of such Junior Debt the holder thereof has agreed to subordination terms and conditions in form and substance reasonably satisfactory to Lender providing for the subordination of the Junior Debt to the Obligations.
     5.8 Liens. Without the prior written consent of Lender, Borrower shall not create or incur or allow to be created, incurred or exist any Lien upon or with respect to any of Borrower’s assets or properties, except Liens securing Debt or other obligations which are junior and subordinate in right of payment to the Obligations (such Liens being referred to herein as “Junior Liens”), so long as prior to the creation of such Junior Liens the holder thereof has agreed to subordination terms and conditions in form and substance reasonably satisfactory to Lender providing for the subordination of the Junior Liens to the Obligations.
     5.9 Disposition of Assets Related to Products. Borrower agrees not to sell, assign, license, lease or otherwise transfer all or any significant portion of its assets, properties or rights owned (or otherwise held) relating to any Product, in one or a series of related transactions, unless such disposition has been approved by Borrower’s Board of Directors (including the affirmative vote of at least one director designated by Lender).
     5.10 Corporate Existence; Business. Borrower will (a) maintain and preserve in full force and effect its corporate existence, and (b) continue to engage in the business in which it is engaged on the date hereof.

ARTICLE VI
Grant of Certain Preferred Rights by Borrower to Lender
     Borrower hereby grants to Lender (which for purposes of this ARTICLE VI shall mean and include its Affiliates) a preferred provider relationship whereby Lender shall have a first and preferred opportunity to negotiate for a period of thirty (30) days with Borrower (which for purposes of this ARTICLE VI shall mean and include its Subsidiaries, if any) to provide to Borrower any services which Lender provides to customers, which Borrower has decided to outsource or otherwise engage a service provider to perform during five year period following the date hereof, including without limitation clinical development, sales and marketing services, commercialization services, and similar services. Borrower shall allow and grant Lender the right to provide such services if Lender agrees to provide such services on competitive terms and conditions.
ARTICLE VII
Events of Default
     7.1 Events of Default. The occurrence of each of the following events shall be considered an event of default (each an “Event of Default”):
          (a) Borrower shall fail to pay any principal of, or interest on, the Note when the same becomes due and payable and three (3) Business Days have elapsed following receipt of notice of such non-payment from Lender to Borrower;
          (b) any representation or warranty made by Borrower under this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made;
          (c) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement required to be performed or observed by Borrower in any material respect;
          (d) one or more judgments, decrees or orders for the payment of money shall be entered against Borrower involving in the aggregate a liability of $250,000 or more, and any such judgment, decree or order shall continue without discharge or stay for a period of sixty (60) days;
          (e) Borrower or any of its Affiliates is (i) debarred by the FDA; (ii) debarred, excluded, suspended, or otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid or in federal procurement and non-procurement programs; (iii) a party to a settlement, consent, or similar agreement with the FDA, Office of Inspector General, or U.S. District Attorney regarding the promotion or marketing of any Product with a fine greater than $250,000; or (iv) convicted of violating any Law as a result of its promotion or marketing of any Product;

          (f) Borrower shall default in the performance or observance of any agreement or instrument relating to any Debt, or any other event shall occur or condition exist, and the effect of such default, event or condition is to cause or permit the holder of any such Debt to cause any such Debt to become due prior to its stated maturity;
          (g) Lender shall determine in good faith that a material adverse change shall have occurred in the condition (financial or otherwise), properties, business, prospects or results of operations of Borrower that materially impairs Borrower’s ability to satisfy its obligations under the Loan Documents;
          (h) the Security Agreement ceases to be in full force and effect;
          (i) either Barry Butler shall have terminated his employment with Borrower, or Dr. Roger Vogel shall have ceased to devote at least fifty percent (50%) his full professional time to the performance of services as a consultant to or independent contractor of Borrower;
          (j) Borrower shall (i) commence a voluntary case under the federal bankruptcy Laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other Laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely manner any petition filed against it in an involuntary case under such bankruptcy Laws or other Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (v) admit in writing its inability to pay its Debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing or effecting any of the foregoing; or
          (k) a case or other proceeding shall be commenced against Borrower or any of its subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy Laws (as now or hereafter in effect) or under any other Laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Borrower or any of its subsidiaries or for all or any substantial part of their respective assets, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy Laws) shall be entered.
     7.2 Effect of Event of Default. If any Event of Default shall have occurred, then Lender (a) may, by notice to Borrower, declare the Commitment and Lender’s obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (b) may, by notice to Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that if an Event of Default specified in Sections 7.l(j) or 7.1(k) shall occur,

(i) the Commitment and the obligation of Lender to make Advances shall automatically be terminated and (ii) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.
ARTICLE VIII
Miscellaneous
     8.1 Entire Agreement; Amendments. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter thereof and supersede all prior agreements (oral or written), understandings, negotiations and discussions dealing with the same subject matter. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Loan Documents. If any provision contained in this Agreement shall be deemed to conflict with any provision of any of the other Transaction Documents, then the provision contained in this Agreement shall be controlling. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.
     8.2 Notices. All notices and other communications required to be given by either party shall be in writing. All notices shall be to the parties and addresses listed below (or other addresses provided by written notice to the other party under this Section 8.2), and shall be deemed sufficiently given (a) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or (b) one Business Day after the date mailed by first class mail or sent by a nationally recognized overnight delivery service with charges prepaid for next Business Day delivery.

If to Borrower:	Sirion Therapeutics, Inc.
c/o Rx Development Resources, LLC
3110 Cherry Palm Drive, Suite 350
Tampa, FL 33619
Attention: President
Fax: (813) 910-9585

With a copy to
(which shall not
constitute notice):	R. Reid Haney
Ward Rovell, Professional Association
101 E. Kennedy Boulevard
Suite 4100
Tampa, Florida 33602
Fax: (813) 222-8701

If to Lender:	PharmaBio Development Inc.
4709 Creekstone Drive
Riverbirch Bldg., Suite 200
Durham, NC 27703
Attn: President
Fax: (919) 998-2090

With copies to
(which shall not
constitute notice):	PharmaBio Development Inc.
4709 Creekstone Drive
Suite 200, Riverbirch Building
Durham, NC 27703
Attention: General Counsel
Fax: 919-998-2090

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, NC 27601
Attn: Christopher B. Capel
Fax: (919) 821-6800
     8.3 No Waiver; Remedies. No failure or delay on the part of Lender in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right. The rights and remedies set forth in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law or otherwise.
     8.4 Severability. If any part or parts of any Loan Document are held to be illegal, void or ineffective, the remaining portions of such Loan Document shall remain in full force and effect. If any of the terms or provisions is in conflict with any applicable Laws, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such Laws. In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.
     8.5 Interpretation. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement. All references to “Dollars” or $ shall mean the official currency of the United States of America except as expressly stated otherwise in this Agreement.
     8.6 Publicity. Except as otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, each party shall, and shall cause its Affiliates to, not, issue any press release or make any other public statement relating to, connected with or arising out of the Loan Documents or the matters contained therein without the other parties’ prior written approval, which approval shall not be unreasonably withheld or delayed.
     8.7 Further Assurances. Each party shall, without further consideration, take such further action and execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.
     8.8 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment by any party hereto will not become effective until counterparts hereof have been executed by both parties hereto. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.
     8.9 Governing Law. This Agreement, and the rights and obligations of the parties arising hereunder or in connection herewith, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the Laws of the State of North Carolina, as applied to agreements executed and performed entirely in the State of North Carolina, without regard to its conflicts of law rules.
     8.10 Attorneys’ Fees. In any action, proceedings or litigation by Lender to collect amounts due and payable to Lender under the Loan Documents, Lender shall be entitled to recover from Borrower all fees, costs and expenses of collection, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expense of appeals.
     8.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided that Borrower may not assign or transfer any or all of its rights or delegate any or all of its obligations under the Loan Documents, including by operation of law, without the prior written consent of the Lender, and any attempted assignment or transfer by Borrower without consent shall be null and void. Nothing in this Section 8.11 shall preclude the transfer of Borrower’s rights and obligations under the Loan Documents in conjunction with a merger in which Borrower is not the surviving entity.
     8.12 Disclaimer. Neither Lender nor Borrower, nor any of such party’s Affiliates, directors, officers, employees, subcontractors or agents shall have, under any legal theory (including, but not limited to, contract, negligence and tort liability), any liability to any other party hereto for any loss of opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement.
     8.13 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against either party in the courts of the State of North Carolina, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of North Carolina, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding.
[signature page follows]

[Signature Page to Loan Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SIRION THERAPEUTICS, INC.

By:	/s/ Barry Butler

Name: Barry Butler
Title: President/Chief Executive Officer

LENDER:

PHARMABIO DEVELOPMENT INC.

By:	/s/ Tom Perkins

Name: Tom Perkins
Title: Senior Vice President

EXHIBIT A
DEFINITIONS
     “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, a person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management, business and affairs of such other person, whether through the ownership of voting securities, by contract, or otherwise.
     “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, during which banks in North Carolina are open for the conduct of their banking business.
     “Common Stock” shall mean Borrower’s common stock, $0.001 par value per share.
     “Debt” shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures, or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above; provided, however, Debt shall not include any Debt of Borrower under this Agreement.
     “FDA” shall mean the United States Food and Drug Administration.
     “Fully-Diluted Common Stock” on any date shall mean the sum of (i) the Company’s outstanding Common Stock shares, (ii) if applicable, shares of Common Stock issued or issuable upon conversion of any preferred stock of the Company, upon conversion of any convertible debt of the Company (other than under the Loan Documents) or upon exercise of any outstanding rights, options and warrants to acquire Common Stock, and (iii) if any, Common Stock shares available for grant under any existing stock option plan or other equity compensation plan or that will be available for grant under any such plans that are taken into account for purposes of establishing the pre-money valuation of Borrower in a Qualified Financing.
     “GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.
     “Governmental or Regulatory Authority” shall mean any foreign, federal, state, or local court, or governmental or regulatory agency or authority.
     “Intellectual Property” shall mean all: trade, business, product and domain names; trademarks; service marks; copyrights; patents; inventions; discoveries; trade secrets; business and technical information; proprietary compilations of data or information; know-how; formulas and techniques; methods; regulatory filings and approvals; computer software; all intellectual property rights, registrations, licenses and applications pertaining to any of the foregoing; and all related documentation and goodwill.
     “Investors’ Rights Agreement” shall mean the Investors’ Rights Agreement among the Parties and certain founding shareholders of Borrower, dated as of the date hereof, being entered into contemporaneously herewith.
     “Law” shall mean any federal, state, provincial, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority.
     “Lien” shall mean any lien, security interest, mortgage, pledge, encumbrance, charge or claim.
     “Loan Documents” shall mean this Agreement, the Note, the Security Agreement, and any other documents required or necessary to consummate the transactions contemplated by this Agreement.
     “Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), properties, business, prospects or results of operations of Borrower, or a material adverse effect on the manufacture, marketing, distribution or sale of any Product in the United States or other jurisdiction with respect to which Borrower has acquired rights pursuant to any Licensing Transaction.
     “New Securities” shall mean a new class of Borrower’s preferred stock having any preference, priority as to dividends, assets or other rights superior to any preference, priority as to dividends, assets or other rights of Borrower’s existing capital stock.
     “Obligations” shall mean Borrower’s liabilities and obligations under the Loan Documents.
     “Product” shall mean any ophthalmic product acquired in connection with a Licensing Transaction.
     “Qualified Financing” shall mean Borrower’s sale to venture capital, private equity, institutional or similar investors (other than Lender or Lender’s Affiliates), one or more of which did not previously hold shares of capital stock of Borrower, of New Securities, in a single transaction, or in a series of related transactions, in which (i) the consideration paid to Borrower by such venture capital, private equity, institutional or similar investors (other than Lender or Lender’s Affiliates) in such transaction(s) is at least Fifteen Million Dollars ($15,000,000), and (ii) the pre-money valuation of Borrower is at least Fifteen Million Dollars ($15,000,000).
     “Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents.

2

     “Transaction Documents” shall mean, collectively, the Loan Documents and the Investors’ Rights Agreement.
     Additional defined terms are set forth in the location indicated below:

Defined Term	Location
“AAA”	§ 8.15(b)
“Advances”	§ 2.1(a)
“Agreement”	Preamble
“Applicable Percentage”	§ 2.6(b)(i)
“Base Rate”	§ 2.5(b)
“Borrower”	Preamble
“Commitment”	§ 2.1 (a)
“Dispute”	§ 8.14
“Event of Default”	§ 7.1
“Junior Debt”	§ 5.7
“Junior Liens”	§ 5.8
“Lender”	Preamble
“Licensing Transaction”	§ 2.1(a)(ii)
“Maturity Date”	§ 2.1(a)
“Milestone One”	§ 2.1(a)(ii)
“Milestone Two”	§ 2.1(a)(iii)
“Note”	§ 2.4
“Notice of Advance”	§ 2.3(a)
“Post-Conversion Fully-Diluted Common Stock”	§ 2.6(b)(i)
“Remaining Milestone One Amount”	§ 2.3(d)(i)
“Remaining Milestone Two Amount”	§ 2.3(d)(ii)
“Security Agreement”	§ 2.4

3

EXHIBIT B
FORM OF NOTE

EXECUTION VERSION
PROMISSORY NOTE

$5,000,000	February 14, 2006
     FOR VALUE RECEIVED, SIRION THERAPEUTICS, INC., a North Carolina corporation (“Borrower”), hereby promises to pay to the order of PHARMABIO DEVELOPMENT INC., a North Carolina corporation (“Lender”), in lawful money of the United States of America in immediately available funds, the lesser of (i) the principal sum of Five Million ($5,000,000) and (ii) the aggregate unpaid principal amount of all Advances (as defined in the Loan Agreement referred to below) made by Lender to Borrower pursuant to the Loan Agreement (as defined below), together with interest accrued thereon. The interest shall accrue on the unpaid principal amount of each Advance at the rates and in the manner provided in the Loan Agreement. Payment of the principal amount of this Note and accrued interest on this Note shall be made at the times and in the manner provided in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.
     Each Advance made by Lender to Borrower, and all payments made on account of the principal amount hereof, shall be recorded and endorsed by Lender on the grid attached hereto which is a part of this Note. Failure to so record and endorse such Advances and payments, however, shall not affect Borrower’s obligations in respect of such Advances.
     This Promissory Note is the Note referenced in the Loan Agreement between Borrower and Lender dated as of the date of this Note (as same may be amended from time to time, the “Loan Agreement”), and is entitled to the benefits of the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of certain Advances by Lender to Borrower from time to time, the principal amount of each such Advance being a principal amount evidenced by this Note, and (ii) provides that this Note is secured by, and Borrower has granted a security interest in, certain of its assets as set forth in that certain Security Agreement between Borrower and Lender dated as of the same date as this Note.
     In case an Event of Default (as defined in the Loan Agreement) shall occur and be continuing, the unpaid principal amount of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.
     Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.
     This Note shall be governed by and construed in accordance with the Laws of the State of North Carolina without regard to the conflicts of law rules of such state.
     Lender and Borrower agree that disputes relating to this Note shall be subject to the provisions of the Loan Agreement entitled “Internal Review” and “Arbitration” set forth in Sections 8.14 and 8.15 thereof, respectively.

BORROWER:

SIRION THERAPEUTICS, INC.

By:

Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

	Amount	Amount of Principal	Unpaid	Notation
Date	of Advance	Paid or Prepaid	Principal Balance	Made By